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                                                                    EXHIBIT 99.2

                     GENOMIC SOLUTIONS COMPLETES ACQUISITION
                         OF CARTESIAN TECHNOLOGIES, INC.



Ann Arbor, MI, December 20, 2001 - Genomic Solutions Inc. (Nasdaq: GNSL) announced today the successful completion of the transaction to acquire Irvine, California-based Cartesian Technologies, Inc. The acquisition extends Genomic Solutions capabilities into high-throughput screening and strengthens the company's position as a global provider of comprehensive DNA analysis and drug discovery solutions.

"We are pleased to have completed the acquisition of Cartesian and believe their core capabilities and complementary range of products are an excellent strategic fit," stated Jeffrey S. Williams, President and CEO of Genomic Solutions. In 2002 we anticipate Cartesian will generate more than $12 million in revenue and make a strong, positive contribution to our net income, Williams continued.

ABOUT GENOMIC SOLUTIONS INC.

The company develops, manufactures, and sells instruments, software, and consumables used to determine the activity level of genes, to isolate, identify and characterize proteins, and to dispense small volumes of biologically important materials. The company's products and systems, marketed under the GeneTAC(TM) Biochip System, Investigator (TM) Proteomic System, Cartesian(TM) nanoliter dispensing systems, and GeneMAP(TM) preprinted arrays brands, enable researchers to perform complex, high volume experiments at a lower cost and in less time than traditional techniques. As a result, Genomic Solutions products and systems facilitate more rapid and less expensive drug discovery.

FACTORS AFFECTING FUTURE PERFORMANCE

This press release contains "forward-looking" statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as "believes," "forecasts," "anticipates," "plans," "expects," "will" and similar expressions are intended to identify forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: a downturn in our customers' markets or in general economic conditions; our failure to introduce new products in a timely manner; economic, political and other risks associated with international sales and operations; difficulties integrating technologies, operations and personnel of recent acquisitions; competition from third parties, including pricing pressure; governmental regulation; research and development progress, and our level of debt and the possible incurrence of additional debt in the future. These and other important factors that may affect our actual results are discussed in detail in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2000 and in our other filings with the Securities and Exchange Commission.

For more information, contact Genomic Solutions at corporatecommunications@genomicsolutions.com or visit the company's Web site, www.genomicsolutions.com.

CONTACTS:

INVESTORS
Steven J. Richvalsky
Executive Vice President,
and Chief Financial Officer
steve@genomicsolutions.com

MEDIA
Kathleen M. Murphy
Vice President, Corporate Communications kmurphy@genomicsolutions.com

Both of Genomic Solutions Inc.
Telephone: (734) 975-4800